EXHIBIT 4.20

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF SERIES D PREFERRED STOCK, PAR VALUE $0.001 PER SHARE
OF
NATURALNANO, INC.

The undersigned, the President of NaturalNano, Inc., a Nevada corporation (the “Corporation”), does hereby certify, that, pursuant to authority conferred upon the Board of Directors by the Corporation’s Articles of Incorporation and pursuant to Section 78.1955 of the Nevada Revised Statutes, the following resolutions creating a Series of Series D Preferred Stock was duly adopted by the Corporation’s Board of Directors on June 4, 2013:

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of ten million (10,000,000) shares, par value $.001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the rights, terms and preferences and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to one hundred (100) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series D preferred stock and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such Series D preferred stock as follows:

(a)
DESIGNATION AND AMOUNT. The preferred stock subject hereof shall be designated Series D Preferred Stock (“Series D Preferred”), and the number of shares constituting Series D Preferred shall be one hundred (100). No other shares of preferred stock shall be designated as Series D Preferred Stock.

(b)	DIVIDENDS. The holder of the shares of Series D Preferred shall not be entitled to receive dividends.

(c)
LIQUIDATION PREFERENCE. The holder of Series D Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

(d)	VOTING. Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series D Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of holders of Common Stock and other series of Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock and the other series of Preferred Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series D Preferred Stock is issued and outstanding, the holders of Series D Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series D Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series D Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.

(e)	RESTRICTION ON TRANSFERABILITY. The shares of the Series D Preferred Stock are being issued to James Wemett and shall not, directly or indirectly, be sold, hypothecated, transferred, assigned or disposed of in any manner. In the event that Mr. Wemett is no longer acting as the president of the Corporation, the shares of Series D Preferred Stock shall automatically, without any action on the part of any party, be deemed cancelled in their entirety.

(f)	OTHER PREFERENCES. The shares of the Series D Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Corporation.

RESOLVED, FURTHER, that the President of the Corporation is authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 1st day of July, 2013.

/s/ James Wemett
Name: James Wemett Title: President